EXHIBIT 13

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 6/30/25 to 7/11/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/1/2025	Sell	206,607	15.24
7/2/2025	Sell	345,412	15.18
7/7/2025	Sell	108,005	15.19
7/8/2025	Sell	151	15.20
7/9/2025	Sell	81,089	15.22
7/10/2025	Sell	183,197	15.23
7/11/2025	Sell	255,538	15.20